EXHIBIT 99.7

Opinion of Actuary

[Letterhead of Pacific Mutual Life Insurance Company]

JAMES T. MORRIS, FSA
MAAA
Second Vice President
Product Design

July 25, 1988



PACIFIC MUTUAL LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA  92660

Gentlemen:

In my capacity as Second Vice President of the Product Design Department of Pacific Mutual Life Insurance Company, I have provided actuarial advice concerning:

The preparation of the pre-effective amendment Number 1 to the registration statement on Form S-6, filed by Pacific Mutual Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

The illustration of death benefits, cash values and accumulated premiums shown in the Appendix to the prospectus, based on the assumptions stated in the illustrations and on two pages immediately preceding the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the Policies at ages 35 and 50 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

Sincerely,

/s/JAMES T. MORRIS

James T. Morris, FSA
Second Vice President

JTM/pl/1184


Pacific Mutual Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660
Telephone (714) 640-3906
Member Pacific Financial Companies